Exhibit 99.2
FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro 702.263.2505
PROGRESSIVE GAMING INTERNATIONAL ANNOUNCES EXERCISE OF OVER-ALLOTMENT
OPTION BY UNDERWRITERS
LAS VEGAS—(BUSINESS WIRE)—Nov. 9, 2005—Progressive Gaming International Corporation (the Company) (NASDAQ:PGIC) today announced the exercise in full by the underwriters of an over-allotment option to purchase 1,097,629 shares of common stock in connection with its follow-on stock offering that priced on November 3, 2005. Including the over-allotment shares, the offering will total 8,415,162 shares at a public offering price of $9.25 per share, resulting in expected net proceeds to the company of approximately $71.4 million. CIBC World Markets Corp. is acting as lead underwriter and sole book-running manager in this offering. Merriman Curhan Ford & Co. and ThinkEquity Partners are acting as co-managers.
A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Sales of shares pursuant to this offering may be made only by means of the final prospectus, copies of which can be obtained from CIBC World Markets Corp., USE Prospectus, 622 3rd Avenue, 9th Floor, New York, NY 10017, by email at useprospectus@us.cibc.com or by fax at 212-667-6136.
About Progressive Gaming International
Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.
The Company is unique in the industry in offering management and progressive systems, and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net.